Exhibit 35.4

Navient Solutions, LLC – Master Servicer
11100 USA Parkway
Fishers, IN 46037
Attention: Troy Standish

Pursuant to the Master Terms Agreement, dated as of May 7, 2024 (the “MTA”), by and between Higher Education Loan Authority of the State of Missouri (“MOHELA”) and Navient Solutions, LLC (“Navient”), and those certain subservicing agreements entered into pursuant to and in connection with the MTA, each dated as of July 1, 2024 and by and between MOHELA and Navient (collectively, the “Subservicing Agreements”), the undersigned hereby certifies that (a) a review of MOHELA’s activities during the period from January 1, 2025 through December 31, 2025 and of its performance under the Subservicing Agreement during such period has been made under my supervision; and (b) to the best of my knowledge, based on such review, MOHELA has fulfilled all of its obligations under the Subservicing Agreements, in all material respects, during such period.

/s/ Brenda Cox
Brenda Cox, Chief Risk Management and Strategic Transformation Officer
Higher Education Loan Authority of the State of Missouri (MOHELA)